UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 19, 2022

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	001-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive Mississauga, Ontario, Canada L5K 1B1 (905) 403-6500	902 Broadway, Floor 20 New York, New York, USA 10010 (212) 821-0100

(Address of principal executive offices, zip code, telephone numbers)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	IMAX	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 19, 2022, IMAX Corporation (the “Company”) filed a Current Report on Form 8-K with the Securities and Exchange Commission reporting the appointment of Natasha Fernandes as the Company’s Chief Financial Officer, effective as of May 1, 2022. This Current Report on Form 8-K/A supplements the prior Form 8-K in certain respects.

On April 25, 2022, the Compensation Committee of the Company’s Board of Directors approved the new terms of Ms. Fernandes’ employment with the Company (the “Employment Agreement”), effective as of May 1, 2022, to reflect her new position and expanded responsibilities as Chief Financial Officer. Pursuant to the Employment Agreement, Ms. Fernandes’ initial base salary will be $460,161.37 CAD per year, which will be increased to $500,000 CAD effective April 1, 2023. Following April 1, 2023, Ms. Fernandes’ annual base salary will be subject to annual review. Ms. Fernandes will be eligible for a target bonus of 50% of her base salary and an annual equity award with a minimum target value equal to $600,000 USD granted under the Company’s Second Amended and Restated Long-Term Incentive Plan (the “Plan”). Ms. Fernandes will continue to be entitled to medical and other welfare and fringe benefits on the same basis as generally provided to other senior executives, including an annual car allowance and wellness allowance.

Pursuant to the Employment Agreement, if the Company terminates Ms. Fernandes’ employment without cause (as defined in the Plan) or Ms. Fernandes resigns for good reason (as defined in the Employment Agreement), Ms. Fernandes will be entitled to receive: (1) any accrued but unpaid base salary and benefits; (2) a prorated target bonus through the date of Ms. Fernandes’ termination of employment (the “Termination Date”) for the year in which the Termination Date occurs (together with subclause (1), the “Other Accrued Compensation and Benefits”); (3) payment equivalent to one month for each year of service with the Company up to a maximum of 24 months (the “Severance Period”) of her then current base salary, target bonus and car allowance; and (4) continued vesting during the Severance Period of her outstanding unvested equity awards on the original vesting schedule for each award (in the case of performance stock units, or “PSUs”, subject to the achievement of the original performance conditions, measured at the conclusion of the relevant performance period). In the case of such terminations, any of her vested options will remain exercisable until the first to occur of (i) the passage of six months beyond the end of the Severance Period and (ii) the expiration of the remaining term of the vested options. In addition to such payments, Ms. Fernandes will continue to be provided with health benefits or, at the Company’s option, pay in lieu of such benefits for the duration of the Severance Period. Further, upon such termination events, the Company may, at its option, require her to work for up to six months of the Severance Period immediately following her notice of termination or resignation to assist in transitioning her duties (such period, the “Transition Period”). In the event that the Company elects this option, the Severance Period will be reduced by the duration of the Transition Period.

In the event that Ms. Fernandes’ employment is terminated due to death or disability, she (or her estate, as applicable) will be entitled to any Other Accrued Compensation and Benefits as well as accelerated vesting for a portion of her outstanding equity awards that, when combined with the portions that are already vested (in the case of PSUs, subject to the achievement of the applicable performance conditions), would total an aggregate of 50% of all of the equity awards granted under the Employment Agreement, and any vested options would continue to be exercisable for a period of 180 days following the Termination Date.

If Ms. Fernandes’ employment is terminated by the Company without cause within 24 months following a change in control (as defined in the Employment Agreement), Ms. Fernandes will be entitled to the same severance payments and benefits as if she had been terminated without cause not in connection with a change in control, but any granted and outstanding options or restricted stock unit will accelerate and vest immediately, and any outstanding PSUs will vest based on the greater of (i) the Company’s performance on the last trading day prior to the date on which the change in control is consummated or (ii) the actual performance of the Company during the applicable PSU performance period to the extent that the performance conditions remain applicable to the Company following the change in control.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation
(Registrant)

Date: April 29, 2022	By:	/s/ Robert D. Lister
	Name:	Robert D. Lister
	Title:	Chief Legal Officer and Senior Executive Vice President

	By:	/s/ Jacki Bassani
	Name:	Jacki Bassani
	Title:	Chief People Officer and Executive Vice President